Exhibit 99.4

SCHEDULE I

SCHEDULE OF TRANSACTIONS IN SHARES

The following table sets forth all transactions in the shares of Common Stock effected in the past sixty days by the Reporting Persons.

Trade Date	Reporting Person	Type	Shares	Price Per Share ($)(1)
2/19/2026	Prospect Capital Securities Limited	Acquisition of Common Stock from Issuer	198,749	–
2/19/2026	Prospect Finance Limited	Acquisition of Common Stock from Issuer	127,209	–
2/19/2026	Prospect Finance Limited	Transfer of Common Stock to third party	46,902	–	(2)
2/19/2026	Prospect Capital Securities Limited	Acquisition of Pre-Funded Warrant from Issuer	36,551,817	–
2/19/2026	Prospect Finance Limited	Acquisition of Pre-Funded Warrant from Issuer	24,578,432	–
2/19/2026	Prospect Finance Limited	Transfer of Pre-Funded Warrant to third party	9,968,931	–	(2)
3/17/2026	Prospect Capital Securities Limited	Acquisition of Common Stock on Pre-Funded Warrant Exercise	36,544,028	–	(3)
3/17/2026	Prospect Finance Limited	Acquisition of Common Stock on Pre-Funded Warrant Exercise	14,876,330	–	(3)

(1) The information contained in Item 3 of the Schedule 13D to which this Schedule I is attached is incorporated herein by reference.

(2) Transferred for no consideration.

(3) Exercised pursuant to the “cashless” exercise provision of the Pre-Funded Warrant.